Exhibit 10.2

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

January 3, 2008

David Schlachet

Re:	Pharmos Corporation (“Pharmos” or the “Company”)

Dear David:

This letter confirms the agreement between Pharmos Corporation (the “Company”) and you relating to your resignation, effective as of the date hereof, from the Board of Directors of the Company (the “Board”). As we discussed, you are not resigning because of any disagreement on any matter relating to the Company’s operations, policies or practices.

You have generously agreed to serve as a consultant to the Company following your resignation through the 2008 annual meeting of shareholders. In connection therewith, you will make yourself available in person or by telephone, upon reasonable prior request, to the Board and its committees, as well as to members of senior management, on matters relating to general business development in your areas of expertise. If we request you to appear periodically for meetings or the like, we will reimburse you for your reasonable expenses.

In consideration for your services, we will issue to you 28,572 shares of common stock of the Company, the resale of which by you is covered by a current registration statement on Form S-8. The shares are being issued to you in lieu of a cash consulting fee of $20,000, and the number of shares equals the amount of that fee, divided by $0.70, which is the conversion price of the convertible debentures being issued today by the Company to certain investors in a private placement transaction. In addition, all stock options currently held by you will become fully vested as of the date hereof and will not expire until their respective expiration dates. This letter shall be deemed to amend any option grant to which you are a party, and except as provided herein, such option grants will remain in full force and effect.

By this letter, we confirm to you that you will continue to be covered by the Company’s existing directors’ and officers’ liability insurance for your acts as a director of the Company through the date hereof, and further, that the Company’s By-Laws currently provide for indemnification of you in such capacity by the Company.

We have also agreed to provide you with advance copy of, and the ability to review, the required public disclosure of your resignation.

This agreement has been approved by the Board.

Thank you for the important and significant contributions you have made to Pharmos during your tenure as a director.

PHARMOS CORPORATION

By:________________________

S. Colin Neill,

Chief Financial Officer

AGREED AND ACCEPTED:

____________________

David Schlachet